Exhibit 99.2

February 25, 2022

Fellow Shareholders:

On February 2, as part of our 2022 guidance release, we announced preliminary results for the fourth quarter 2021 that achieved the high end of our previously announced range. We also provided annual guidance for 2022, specifically guiding for EBITDA of $160M - $180M, indicating 19% - 34% YoY growth. Today, we're pleased to give our formal results, and provide guidance for 1Q22.

The fourth quarter exhibited many of the same themes we discussed in the third quarter; namely strong performance from our Home segment, continued improvement in Consumer, and persistent market headwinds in Insurance. The good news is the positive trends are continuing, while the temporal weakness in Insurance due to carrier profitability challenges has started to rebound.

The second full year of the pandemic allowed us to refresh our long-term strategy, strengthen our balance sheet, repurchase shares at an attractive valuation, and invest in our business from an advantaged position. We have made several key hires to execute on our consumer centric objectives, while also completing an in-depth review that will save the company $15 million in annualized operating expense. Our leverage profile continues to improve, and the ample cash on our balance sheet allows us to invest opportunistically.

The coming year should be a defining one for our company, as we continue to move further down the sales funnel to optimize customer experience and fulfillment, while improving the outcomes for our lending partners. This cycle not only serves to delight both consumers and our partners, but also improves our unit economics and operating margins. We have the tools, team and technology in place to achieve our vision, and now is our opportunity to execute. We look forward to attacking the huge opportunity we have in front of us to better serve consumers' financial needs, and reporting back to our shareholders with updates on our progress.

A summary of our fourth quarter results and future outlook follow below.

Q4.2021	1

SUMMARY CONSOLIDATED FINANCIALS
(millions, except per share amounts)	2020	2021				Y/Y
	Q4	Q1	Q2	Q3	Q4	% Change

Total revenue	$222.3	$272.8	$270.0	$297.4	$258.3	16%

(Loss) income before income taxes	$(13.2)	$28.0	$0.7	$(4.4)	$60.2	556%
Income tax benefit (expense)	$5.1	$(8.7)	$9.1	$—	(11.8)	(331)%
Net (loss) income from continuing operations	$(8.1)	$19.3	$9.8	$(4.4)	$48.4	698%
Net (loss) income from continuing operations % of revenue	(4)%	7%	4%	(1)%	19%

(Loss) income per share from continuing operations
Basic	$(0.62)	$1.48	$0.74	$(0.33)	$3.67	692%
Diluted	$(0.62)	$1.37	$0.71	$(0.33)	$3.57	676%

Variable marketing margin
Total revenue	$222.3	$272.8	$270.0	$297.4	$258.3	16%
Variable marketing expense (1) (2)	$(140.0)	$(183.8)	$(171.6)	$(191.5)	$(169.8)	21%
Variable marketing margin (2)	$82.3	$89.0	$98.4	$105.9	$88.5	8%
Variable marketing margin % of revenue (2)	37%	33%	36%	36%	34%

Adjusted EBITDA (2)	$26.3	$30.7	$38.2	$41.0	$24.7	(6)%
Adjusted EBITDA % of revenue (2)	12%	11%	14%	14%	10%

Adjusted net income (loss)(2)	$1.8	$2.5	$10.4	$10.3	$(1.8)	(200)%

Adjusted net income (loss) per share (2)	$0.13	$0.18	$0.76	$0.75	$(0.14)	(208)%

(1)	Represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses. Excludes overhead, fixed costs and personnel-related expenses.

(2)	Variable marketing expense, variable marketing margin, variable marketing margin % of revenue, adjusted EBITDA, adjusted EBITDA % of revenue, adjusted net income and adjusted net income per share are non-GAAP measures. Please see "LendingTree's Reconciliation of Non-GAAP Measures to GAAP" and "LendingTree's Principles of Financial Reporting" below for more information.
Q4.2021	2

Q4 2021 CONSOLIDATED RESULTS

Consolidated revenue of $258.3 million grew 16% over prior year, reflecting the continued recovery in Consumer, seasonal slowdown in Home, and headwinds in Insurance.

Variable Marketing Margin of $88.5 million grew 8% over prior year. Strength in Home was driven by increasing revenue per lead, and a positive mix shift towards the higher margin Consumer segment helped offset a shortfall in Insurance.

Adjusted EBITDA of $24.7 million was at the high-end of our guidance as we continued to focus on managing operating expenses.

On a GAAP basis, net income from continuing operations was $48.4 million, or $3.57 per diluted share, compared to net loss from continuing operations of $8.1 million, or $0.62 per diluted share, in Q4 2020. Results were positively impacted during the quarter as we sold a portion of our investment in Stash Financial, realizing a gain of $27.9 million.

Adjusted net loss of $1.8 million translates to $0.14 per share.

SEGMENT RESULTS

Q4.2021	3

(millions)	2020	2021				Y/Y
	Q4	Q1	Q2	Q3	Q4	% Change
Home (1)
Revenue	$88.8	$128.1	$104.9	$112.4	$96.3	8%
Segment profit	$32.3	$39.0	$39.0	$41.5	$33.8	5%
Segment profit % of revenue	36%	30%	37%	37%	35%

Consumer (2)
Revenue	$47.8	$57.9	$75.7	$100.0	$96.4	102%
Segment profit	$22.7	$24.6	$33.4	$44.7	$40.8	80%
Segment profit % of revenue	47%	42%	44%	45%	42%

Insurance (3)
Revenue	$85.6	$86.6	$89.3	$84.8	$65.4	(24)%
Segment profit	$33.4	$32.8	$33.2	$26.6	$20.8	(38)%
Segment profit % of revenue	39%	38%	37%	31%	32%

Other Category (4)
Revenue	$0.1	$0.1	$0.2	$0.2	$0.2	100%
(Loss) profit	$(0.4)	$(0.1)	$—	$0.1	$0.1	125%

Total
Revenue	$222.3	$272.8	$270.0	$297.4	$258.3	16%
Segment profit	$88.0	$96.3	$105.6	$112.9	$95.5	9%
Segment profit % of revenue	40%	35%	39%	38%	37%

Brand marketing expense (5)	$(5.7)	$(7.3)	$(7.2)	$(7.0)	$(7.0)	23%

Variable marketing margin	$82.3	$89.0	$98.4	$105.9	$88.5	8%
Variable marketing margin % of revenue	37%	33%	36%	36%	34%

(1)	The Home segment includes the following products: purchase mortgage, refinance mortgage, home equity loans, reverse mortgage loans, and real estate.
(2)	The Consumer segment includes the following products: credit cards, personal loans, small business loans, student loans, auto loans, deposit accounts, and other credit products such as credit repair and debt settlement.
(3)	The Insurance segment consists of insurance quote products.
(4)	The Other category primarily includes marketing revenue and related expenses not allocated to a specific segment.
(5)	Brand marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses that are not assignable to the segments' products. This measure excludes overhead, fixed costs and personnel-related expenses.
Q4.2021	4

HOME

The Home segment again generated YoY growth, with segment revenue of $96.3 million up 8% over prior year. Within Home, our core mortgage business had revenue of $79.6 million, down 2% YoY, as mortgage rates have risen from historic lows and refinance volumes have subsequently declined.

Our unit economics steadily improved throughout the year, with mortgage revenue per lead up 38% YoY. We observed a similar trend in our home equity business, with revenue per lead up 54% over Q4 2020. Purchase volume was up 50% YoY, but the market remains competitive as a national home inventory shortage and lower affordability impact purchase application rates.

In this type of environment our lender partners rely even more on LendingTree to help meet their origination goals. We continue to look for opportunities to optimize towards higher converting products such as cash-out refinance and home equity loans. Our partners are focused on these areas for good reason. Today the average mortgage holder has $185,000 in tappable equity, an increase of $48,000 YoY according to the Black Knight Mortgage Monitor, December 2021. As interest rates have risen broadly from all time lows, loans secured with home equity represent the lowest cost source of financing for most consumers.

We continue to focus on improving the consumer experience to increase repeat users, cross-sell, and conversion rates. This will allow us to increase our reach and better align the right borrowers to the right experiences based on their readiness to transact.

CONSUMER

The Consumer segment grew steadily throughout the year, generating revenue and segment profit growth of 30% and 34%, respectively, compared to full-year 2020. Growth in 4Q21 revenue and segment profit was an impressive 102% and 80%, respectively. Personal loans and small business have returned to 2019 levels and we are forecasting strong growth to continue in 2022, while credit card is experiencing a slower rebound. As we add new lending partners to the TreeQual platform we anticipate a significantly improved customer experience that should drive increased conversion rates, margins, and pace of revenue growth in both credit card and personal loans.

Personal loans had another strong quarter, with both revenue and profit steadily improving throughout the year. Fourth quarter revenue was $36.2 million, up 7% sequentially and at parity with Q4 2019 results. Demand for the product continues to grow as consumer savings rates decline with the end of government stimulus programs and higher consumer spending. Our best-in-class partner network has grown 30% YoY, and we maintain a strong pipeline of new lenders looking to onboard. Our focus on improving the consumer experience is paying off with our NPS continuing its multi-year upward trend. The most recent improvements were driven by our advanced lead-to-lender matching capabilities and investment in our concierge platform. Providing a better consumer experience and enhancing our marketing sophistication generated a 40% lift in Q4 close rates vs Q4 2019. The addition of TreeQual to the personal loans product

Q4.2021	5

and our continued investment in the down funnel experience should continue to push close rates higher and increase monetization.

Our credit card business continues its recovery from pandemic lows, generating Q4 revenue of $26.4 million, up 122% YoY, and revenue per approval up 67% YoY. Issuers remain aggressive with the introduction of new cards and features, and we have expanded our network by 10 partners since Q4 2020, with 25 issuers now on the platform. We continued the rollout of TreeQual, which is now live with three partners. We will continue to onboard additional partners in the coming months. Providing actionable offers to qualified consumers allows them to shop and compare with greater confidence in getting approved. The platform is already generating positive results, with a realized 6x improvement in our click-to-approval rate versus our traditional off-platform experience. Margins in the segment continue to lag pre-pandemic levels as we prioritize capturing partner spend over profitability. We are working to diversify our marketing mix, actively pursuing more profitable marketing channels and partnerships to expand our reach and attract more consumers, with TreeQual being a key component of that strategy. We expect these actions will lead to improved unit economics over time.

Our small business team has been consistently generating stand-out growth, and we expect that to continue this year. The business achieved record revenue and profit in the fourth quarter, growing revenue 13% sequentially and 14% over Q4 2019. Our lender network keeps growing, and we have 8 new partners to come on board in the first quarter. We launched our Premium Marketplace offering in 4Q, which led to increased conversions and higher revenue per referral from enhanced customer tiering. Volume increased 64% over Q4 2020 as our concierge model creates the best place for small business owners to find the right financing options to fit their unique business needs. We expect these positive trends to continue in 2022 as we focus on product diversification, optimization of customer matching by segment, and cross-sell to unlock additional marketing opportunities.

INSURANCE

The challenging claims market for our carrier partners in Q3 continued into Q4, driving insurance revenue down 24% YoY and segment profit down 38%. P&C carriers reduced marketing budgets as they incurred significantly higher loss ratios, but we believe the worst may be behind us as carrier budgets have started to return in the first quarter. Although the dynamic remains fluid, we expect the business to return to a normalized operating environment by mid-year.

In the face of the overall industry challenge, we're committed to capturing additional share of carrier budgets by focusing on conversion rate and lead quality, which will benefit results when carriers look to aggressively acquire new customers. Consumer demand, as measured by traffic to our sites, remains robust and continued to strengthen into year end. We expect this trend to continue as significant rate increases kicks-off a historic cycle of drivers shopping for new policies.

Q4.2021	6

We also made significant progress expanding our P&C Agency, adding five additional P&C carriers to the platform and increasing our agent count to 25 from 10 a year ago, driving outsized growth in policies sold and written premium in our direct-to-consumer channel. Providing bindable insurance quotes improves the consumer experience and increases conversion rates, and aligns well with our strategy of improving customer fulfillment across our platform.

Our Medicare Agency has scaled nicely, with growth in written policies of 111% YoY as we invested in additional training while managing our agent count responsibly. Exiting our second Annual Enrollment Period, we continue to evaluate our performance and look for ways to improve unit economics through marketing effectiveness and close rates. We have observed the challenges increased customer churn and lower policy persistency have created for competitors in the space. We will only scale this business to the extent we can do so with attractive targeted returns.

We continue to diversify our Insurance business by entering new markets to expand our growth opportunities and increase market share. Inbound calls leverages the existing QuoteWizard concierge team to match consumer initiated inbound calls, as well as warm transfers from third party call centers, with an appropriate carrier. In December we generated $1 million of revenue in this business and expect it to continue to scale through this year. Our direct-to-click business builds off our existing Delty platform to broker clicks from our publisher partner base. This is a tolling model, with revenue generated as a fee for every click sent from a publisher's platform to a carrier. We are excited about the future potential of these new initiatives and the attractive incremental margin opportunity they will bring as we scale off of our existing platform.

MyLENDINGTREE

MyLendingTree continued gaining momentum with revenue contribution of $37.6 million, up 53% YoY, as personal loan and refinance revenue were strong again in the quarter. We continued to grow our user base and added 1.0 million new users, bringing cumulative sign-ups to 21.0 million at year end.

For the fourth quarter, we have changed the disclosure of MyLendingTree revenue contribution to include both in-App transactions, as well as transaction revenue from verified MyLendingTree users who may transact while not logged-in. We have previously only included in-App revenue in the numbers presented. The prior periods disclosed below are consistent with the new presentation.

(millions)	2020	2021				Y/Y
My LendingTree	Q4	Q1	Q2	Q3	Q4	% Change

Cumulative Sign-ups (at quarter-end)	16.6	17.7	18.9	20.0	21.0	27%

Revenue Contribution (1)	$24.6	$30.1	$33.5	$39.2	$37.6	53%
% of total revenue	11.1%	11.0%	12.4%	13.2%	14.6%

(1) Includes revenue generated by registered MyLT members across the LendingTree platform, both in-App and outside of the App.

Q4.2021	7

Our investment in the growth of MyLendingTree remains a top priority in 2022. Becoming an integrated digital advisor will greatly improve the consumer experience, which we expect to result in higher levels of engagement, improved membership growth rates, and ultimately stronger financial results.

Our strategy is focused on becoming the premier digital advisor to help consumers achieve their financial goals. The addition of TreeQual to personal loan builds upon our success with our initial credit card partner. Results have been encouraging with the application submit-to-approval rate improving by 4x. We also made progress driving Plaid adoption in the quarter, and we now have almost 200,000 users who have connected their bank accounts. Members with connected accounts have shown significantly higher engagement and improved monetization.

Our Powered-by-LendingTree syndication partnerships continue to scale, with total external partner Q4 revenue growth of 53% over the prior year. We see a very large addressable market opportunity for this effort, and we recently added a direct-to-consumer tax preparation service to the platform.

BALANCE SHEET & CASH FLOW

Our financial position remains strong, with net leverage continuing to decrease organically as our cash position builds. We ended 2021 with $251 million of cash on hand, and our remaining minority investment in Stash was marked up to $158 million. The increased value for Stash is based on the price we received for selling a portion of our holding during the quarter, from which we realized a $28 million gain.

As a reminder, the $250 million delayed draw Term Loan B we closed in September 2021 will support repayment of our $170 million June convertible note maturity, and provide another $80 million of attractively priced capital for general corporate purposes.

The investment in our new headquarters is now complete, and we expect capital expenditures will revert back to normal historic levels of approximately $25 million annually.

During the fourth quarter we restarted our share repurchase, buying back 334,253 shares for $40.0 million, an average price of $119.67 per share. We believe our shares continue to represent attractive value, and have remained in the market following year end.

Subsequent to quarter end we acquired an equity interest in a consumer facing payments platform for $15 million. The company helps consumers better manage their money to improve their financial well-being, primarily through payment scheduling. We will continue to direct shareholder capital to the highest perceived return, which could include additional share repurchase, inorganic growth opportunities, and further investment in strategic partners.

Q4.2021	8

FINANCIAL OUTLOOK*

Today we are issuing an outlook for the first-quarter 2022 and reiterating our previous guidance for full-year 2022.

For first-quarter 2022:

▪	Revenue: $280 - $290 million

▪	Variable Marketing Margin: $90 - $97 million

▪	Adjusted EBITDA: $26 - $31 million

For full-year 2022:

▪	Revenue is anticipated to be in the range of $1,200 - $1,250 million, representing growth of 9% - 14% over full-year 2021 results.

▪	Variable Marketing Margin is expected to be in the range of $445 - $475 million.

▪	Adjusted EBITDA is anticipated to be in the range of $160 - $180 million, up 19% - 34% over full-year 2021 results.

*LendingTree is not able to provide a reconciliation of projected variable marketing margin or adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters and tax considerations. Expenses associated with legal matters and tax consequences have in the past, and may in the future, significantly affect GAAP results in a particular period.

CONCLUSION

As we transition into 2022, we are energized by our mission to drive improvement in the consumer experience, increasing engagement and fulfillment. The more happy customers we serve, the more we can spend to acquire new customers for our industry leading partner network to issue new loans and policies. This flywheel effect should continue to generate improved economic performance.

More importantly, as we engage with our customers on a more regular basis and learn more about them, we can provide curated offers at the most appropriate time and place. This will ultimately improve the margin profile of our marketplace model. We look forward to updating you all on our progress throughout this year.

Thank you for your continued support.

Sincerely,

Doug Lebda

Chairman & CEO

Trent Ziegler

CFO

Q4.2021	9

Investor Relations: investors@lendingtree.com	Media Relations: press@lendingtree.com
Q4.2021	10

LENDINGTREE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(in thousands, except per share amounts)
Revenue	$258,285	$222,329	$1,098,499	$909,990
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	14,448	13,558	57,297	54,494
Selling and marketing expense (1)	184,847	153,275	773,990	617,404
General and administrative expense (1)	38,546	34,825	153,472	129,101
Product development (1)	13,723	10,384	52,865	43,636
Depreciation	4,941	3,738	17,910	14,201
Amortization of intangibles	9,771	12,475	42,738	53,078
Change in fair value of contingent consideration	—	(2,384)	(8,249)	5,327
Severance	6	105	53	295
Litigation settlements and contingencies	32	40	392	(943)
Total costs and expenses	266,314	226,016	1,090,468	916,593
Operating (loss) income	(8,029)	(3,687)	8,031	(6,603)
Other (expense) income, net:
Interest expense, net	(14,986)	(9,894)	(46,867)	(36,300)
Other income	83,200	369	123,272	376
Income (loss) before income taxes	60,185	(13,212)	84,436	(42,527)
Income tax (expense) benefit	(11,753)	5,095	(11,298)	19,961
Net income (loss) from continuing operations	48,432	(8,117)	73,138	(22,566)
Loss from discontinued operations, net of tax	(507)	(139)	(4,023)	(25,689)
Net income (loss) and comprehensive income (loss)	$47,925	$(8,256)	$69,115	$(48,255)

Weighted average shares outstanding:
Basic	13,212	13,051	13,199	13,007
Diluted	13,558	13,051	13,695	13,007
Income (loss) per share from continuing operations:
Basic	$3.67	$(0.62)	$5.54	$(1.73)
Diluted	$3.57	$(0.62)	$5.34	$(1.73)
Loss per share from discontinued operations:
Basic	$(0.04)	$(0.01)	$(0.30)	$(1.98)
Diluted	$(0.04)	$(0.01)	$(0.29)	$(1.98)
Net income (loss) per share:
Basic	$3.63	$(0.63)	$5.24	$(3.71)
Diluted	$3.53	$(0.63)	$5.05	$(3.71)

(1) Amounts include non-cash compensation, as follows:
Cost of revenue	$408	$372	$1,639	$1,319
Selling and marketing expense	1,897	1,809	7,480	6,240
General and administrative expense	12,331	10,442	50,989	39,650
Product development	2,115	1,874	8,447	6,524
Q4.2021	11

LENDINGTREE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2021	December 31, 2020
	(in thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$251,231	$169,932
Restricted cash and cash equivalents	111	117
Accounts receivable, net	97,658	89,841
Prepaid and other current assets	25,379	27,949
Current assets of discontinued operations	—	8,570
Total current assets	374,379	296,409
Property and equipment, net	72,477	62,381
Operating lease right-of-use assets	77,346	84,109
Goodwill	420,139	420,139
Intangible assets, net	85,763	128,502
Deferred income tax assets	87,581	96,224
Equity investment	158,140	80,000
Other non-current assets	6,942	5,334
Non-current assets of discontinued operations	16,589	15,892
Total assets	$1,299,356	$1,188,990

LIABILITIES:
Current portion of long-term debt	$166,008	$—
Accounts payable, trade	1,692	10,111
Accrued expenses and other current liabilities	106,731	101,196
Current liabilities of discontinued operations	1	536
Total current liabilities	274,432	111,843
Long-term debt	478,151	611,412
Operating lease liabilities	96,165	92,363
Non-current contingent consideration	—	8,249
Deferred income tax liabilities	2,265	—
Other non-current liabilities	351	362
Total liabilities	851,364	824,229

SHAREHOLDERS' EQUITY:
Preferred stock $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock $.01 par value; 50,000,000 shares authorized; 16,070,720 and 15,766,193 shares issued, respectively, and 13,095,149 and 13,124,875 shares outstanding, respectively	161	158
Additional paid-in capital	1,242,794	1,188,673
Accumulated deficit	(571,794)	(640,909)
Treasury stock; 2,975,571 and 2,641,318 shares, respectively	(223,169)	(183,161)
Total shareholders' equity	447,992	364,761
Total liabilities and shareholders' equity	$1,299,356	$1,188,990
Q4.2021	12

LENDINGTREE, INC. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF CASH FLOWS

 (Unaudited)

	Year Ended December 31,
	2021	2020	2019
	(in thousands)
Cash flows from operating activities attributable to continuing operations:
Net income (loss) and comprehensive income (loss)	$69,115	$(48,255)	$17,828
Less: Loss from discontinued operations, net of tax	4,023	25,689	21,632
Income (loss) from continuing operations	73,138	(22,566)	39,460
Adjustments to reconcile income from continuing operations to net cash provided by operating activities attributable to continuing operations:
Loss (gain) on impairments and disposal of assets	3,465	1,160	(695)
Amortization of intangibles	42,738	53,078	55,241
Depreciation	17,910	14,201	10,998
Non-cash compensation expense	68,555	53,733	52,167
Deferred income taxes	10,908	(9,628)	(8,555)
Change in fair value of contingent consideration	(8,249)	5,327	28,402
Gain on investments	(123,272)	—	—
Bad debt expense	2,472	1,785	1,697
Amortization of debt issuance costs	5,992	3,474	1,974
Write-off of previously-capitalized debt issuance costs	1,066	—	333
Amortization of debt discount	30,695	19,570	12,016
Loss on extinguishment of debt	—	7,768	—
Reduction in carrying amount of ROU asset, offset by change in operating lease liabilities	12,807	8,888	213
Changes in current assets and liabilities:
Accounts receivable	(10,289)	21,861	(22,457)
Prepaid and other current assets	(4,902)	(952)	(3,258)
Accounts payable, accrued expenses and other current liabilities	(1,537)	(8,013)	(2,322)
Current contingent consideration	—	(25,787)	(12,500)
Income taxes receivable	10,680	(10,598)	4,548
Other, net	(921)	(2,002)	(88)
Net cash provided by operating activities attributable to continuing operations	131,256	111,299	157,174
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(35,065)	(42,149)	(20,041)
Proceeds from the sale of fixed assets	—	—	24,077
Purchase of equity investment	(1,180)	(80,000)	—
Proceeds from the sale of equity investment	46,312	—	—
Acquisition of ValuePenguin, net of cash acquired	—	—	(105,578)
Acquisition of QuoteWizard, net of cash acquired	—	—	482
Net cash provided by (used in) investing activities attributable to continuing operations	10,067	(122,149)	(101,060)
Cash flows from financing activities attributable to continuing operations:
Payments related to net-share settlement of stock-based compensation, net of proceeds from exercise of stock options	(14,423)	(3,910)	(8,406)
Purchase of treasury stock	(40,008)	—	(5,470)
Proceeds from the issuance of 0.50% Convertible Senior Notes	—	575,000	—
Repurchase of 0.625% Convertible Senior Notes	—	(233,862)	—
Payment of convertible note hedge on the 0.50% Convertible Senior Notes	—	(124,200)	—
Termination of convertible note hedge on the 0.625% Convertible Senior Notes	—	109,881	—
Proceeds from the sale of warrants related to the 0.50% Convertible Senior Notes	—	61,180	—
Termination of warrants related to the 0.625% Convertible Senior Notes	—	(94,292)	—
Net repayment of revolving credit facility	—	(75,000)	(50,000)
Payment of debt issuance costs	(6,385)	(16,568)	(2,518)
Payment of original issue discount on undrawn term loan	(2,500)	—	—
Contingent consideration payments	—	(4,755)	(21,275)
Other financing activities	(31)	(184)	(9)
Net cash (used in) provided by financing activities attributable to continuing operations	(63,347)	193,290	(87,678)
Total cash provided by (used in) continuing operations	77,976	182,440	(31,564)
Discontinued operations:
Net cash provided by (used in) operating activities attributable to discontinued operations	3,317	(72,730)	(13,255)
Total cash provided by (used in) discontinued operations	3,317	(72,730)	(13,255)
Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	81,293	109,710	(44,819)
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period	170,049	60,339	105,158
Cash, cash equivalents, restricted cash, and restricted cash equivalents at end of period	$251,342	$170,049	$60,339

Non-cash investing activities:
(Decrease) increase in capital expenditures included in accounts payable and accrued expenses	$(4,793)	$4,196	$(946)
Capital additions from tenant improvement allowance	—	—	1,111
Supplemental cash flow information:
Interest paid	$8,912	$4,741	$7,005
Income tax payments	186	561	25
Income tax refunds	10,503	60	4,743
Q4.2021	13

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Expense

Below is a reconciliation of selling and marketing expense to variable marketing expense. See "Lending Tree's Principles of Financial Reporting" for further discussion of the Company's use of this non-GAAP measure.

	Three Months Ended
	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021
	(in thousands)
Selling and marketing expense	$153,275	$197,462	$185,206	$206,475	$184,847
Non-variable selling and marketing expense (1)	(13,248)	(13,760)	(13,610)	(14,928)	(15,053)
Variable marketing expense	$140,027	$183,702	$171,596	$191,547	$169,794

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.
Q4.2021	14

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Margin

Below is a reconciliation of net (loss) income from continuing operations to variable marketing margin and net (loss) income from continuing operations % of revenue to variable marketing margin % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021
	(in thousands, except percentages)
Net (loss) income from continuing operations	$(8,117)	$19,312	$9,800	$(4,406)	$48,432
Net (loss) income from continuing operations % of revenue	(4)%	7%	4%	(1)%	19%

Adjustments to reconcile to variable marketing margin:
Cost of revenue	13,558	13,895	13,934	15,020	14,448
Non-variable selling and marketing expense (1)	13,248	13,760	13,610	14,928	15,053
General and administrative expense	34,825	34,989	39,811	40,126	38,546
Product development	10,384	12,468	13,290	13,384	13,723
Depreciation	3,738	3,718	4,443	4,808	4,941
Amortization of intangibles	12,475	11,312	11,310	10,345	9,771
Change in fair value of contingent consideration	(2,384)	797	(8,850)	(196)	—
Severance	105	—	—	47	6
Litigation settlements and contingencies	40	16	322	22	32
Interest expense, net	9,894	10,215	9,840	11,826	14,986
Other income	(369)	(40,072)	—	—	(83,200)
Income tax (benefit) expense	(5,095)	8,638	(9,092)	(1)	11,753
Variable marketing margin	$82,302	$89,048	$98,418	$105,903	$88,491
Variable marketing margin % of revenue	37%	33%	36%	36%	34%

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.
Q4.2021	15

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted EBITDA

Below is a reconciliation of net (loss) income from continuing operations to adjusted EBITDA and net (loss) income from continuing operations % of revenue to adjusted EBITDA % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021
	(in thousands, except percentages)
Net (loss) income from continuing operations	$(8,117)	$19,312	$9,800	$(4,406)	$48,432
Net (loss) income from continuing operations % of revenue	(4)%	7%	4%	(1)%	19%
Adjustments to reconcile to adjusted EBITDA:
Amortization of intangibles	12,475	11,312	11,310	10,345	9,771
Depreciation	3,738	3,718	4,443	4,808	4,941
Severance	105	—	—	47	6
Loss on impairments and disposal of assets	474	348	1,052	1,251	814
Gain on investments	—	(40,072)	—	—	(83,200)
Non-cash compensation	14,497	16,436	18,294	17,074	16,751
Costs of secondary public offering	863	—	—	—	—
Change in fair value of contingent consideration	(2,384)	797	(8,850)	(196)	—
Acquisition expense	(188)	29	1,110	227	430
Litigation settlements and contingencies	40	16	322	22	32
Interest expense, net	9,894	10,215	9,840	11,826	14,986
Income tax expense (benefit)	(5,095)	8,638	(9,092)	(1)	11,753
Adjusted EBITDA	$26,302	$30,749	$38,229	$40,997	$24,716
Adjusted EBITDA % of revenue	12%	11%	14%	14%	10%
Q4.2021	16

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted Net Income

Below is a reconciliation of net (loss) income from continuing operations to adjusted net income (loss) and net (loss) income per diluted share from continuing operations to adjusted net income (loss) per share. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021
	(in thousands, except per share amounts)
Net (loss) income from continuing operations	$(8,117)	$19,312	$9,800	$(4,406)	$48,432
Adjustments to reconcile to adjusted net income (loss):
Severance	105	—	—	47	6
Loss on impairments and disposal of assets	474	348	1,052	1,251	814
Gain on investments	—	(40,072)	—	—	(83,200)
Non-cash compensation	14,497	16,436	18,294	17,074	16,751
Costs of secondary public offering	863	—	—	—	—
Change in fair value of contingent consideration	(2,384)	797	(8,850)	(196)	—
Acquisition expense	(188)	29	1,110	227	430
Litigation settlements and contingencies	40	16	322	22	32
Loss on extinguishment of debt	—	—	—	—	—
Income tax (benefit) expense from adjusted items	(3,402)	5,699	(3,024)	(4,687)	16,980
Excess tax (benefit) deficit from stock-based compensation	(51)	(32)	(8,261)	938	(2,046)
Adjusted net income (loss)	$1,837	$2,533	$10,443	$10,270	$(1,801)

Net (loss) income per diluted share from continuing operations	$(0.62)	$1.37	$0.71	$(0.33)	$3.57
Adjustments to reconcile net (loss) income from continuing operations to adjusted net income (loss)	0.76	(1.19)	0.05	1.10	(3.71)
Adjustments to reconcile effect of dilutive securities	(0.01)	—	—	(0.02)	—
Adjusted net income (loss) per share	$0.13	$0.18	$0.76	$0.75	$(0.14)

Adjusted weighted average diluted shares outstanding	14,163	14,119	13,719	13,707	13,212
Effect of dilutive securities	1,112	—	—	439	(346)
Weighted average diluted shares outstanding	13,051	14,119	13,719	13,268	13,558
Effect of dilutive securities	—	1,049	476	—	346
Weighted average basic shares outstanding	13,051	13,070	13,243	13,268	13,212
Q4.2021	17

LENDINGTREE’S PRINCIPLES OF FINANCIAL REPORTING

LendingTree reports the following non-GAAP measures as supplemental to GAAP:

•	Variable marketing margin, including variable marketing expense

•	Variable marketing margin % of revenue

•	Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA")

•	Adjusted EBITDA % of revenue

•	Adjusted net income

•	Adjusted net income per share

Variable marketing margin is a measure of the efficiency of the Company’s operating model, measuring revenue after subtracting variable marketing and advertising costs that directly influence revenue. The Company’s operating model is highly sensitive to the amount and efficiency of variable marketing expenditures, and the Company’s proprietary systems are able to make rapidly changing decisions concerning the deployment of variable marketing expenditures (primarily but not exclusively online and mobile advertising placement) based on proprietary and sophisticated analytics. Variable marketing margin and variable marketing margin % of revenue are primary metrics by which the Company measures the effectiveness of its marketing efforts.

Adjusted EBITDA and adjusted EBITDA % of revenue are primary metrics by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of adjusted EBITDA, by which management and many employees are compensated in most years.

Adjusted net income and adjusted net income per share supplement GAAP income from continuing operations and GAAP income per diluted share from continuing operations by enabling investors to make period to period comparisons of those components of the nearest comparable GAAP measures that management believes better reflect the underlying financial performance of the Company’s business operations during particular financial reporting periods. Adjusted net income and adjusted net income per share exclude certain amounts, such as non-cash compensation, non-cash asset impairment charges, gain/loss on disposal of assets, restructuring and severance, litigation settlements and contingencies, acquisition and disposition income or expenses including with respect to changes in fair value of contingent consideration, gain/loss on extinguishment of debt, one-time items which are recognized and recorded under GAAP in particular periods but which might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded, the effects to income taxes of the aforementioned adjustments and any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09. LendingTree believes that adjusted net income and adjusted net income per share are useful financial indicators that provide a different view of the financial performance of the Company than adjusted EBITDA (the primary metric by which LendingTree

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evaluates the operating performance of its businesses) and the GAAP measures of net income from continuing operations and GAAP income per diluted share from continuing operations.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.

Definition of LendingTree's Non-GAAP Measures

Variable marketing margin is defined as revenue less variable marketing expense. Variable marketing expense is defined as the expense attributable to variable costs paid for advertising, direct marketing and related expenses, including the portion of cost of revenue attributable to costs paid for advertising re-sold to third parties, and excluding overhead, fixed costs and personnel-related expenses. The majority of these variable advertising costs are expressly intended to drive traffic to our websites and these variable advertising costs are included in selling and marketing expense on the Company's consolidated statements of operations and consolidated income. When advertising inventory is re-sold to third parties, the proceeds of such transactions are included in revenue for the purposes of calculating variable marketing margin, and the costs of such re-sold advertising are included in cost of revenue in the company's consolidated statements of operations and consolidated income and are included in variable marketing expense for purposes of calculating variable marketing margin.

EBITDA is defined as net income from continuing operations excluding interest, income taxes, amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), and (8) one-time items.

Adjusted net income is defined as net income (loss) from continuing operations excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) gain/loss on extinguishment of debt, (9) one-time items, (10) the effects to income taxes of the aforementioned adjustments, and (11) any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09.

Adjusted net income per share is defined as adjusted net income divided by the adjusted weighted average diluted shares outstanding. For periods which the Company reports GAAP loss from continuing operations, the effects of potentially dilutive securities are excluded from the calculation of net loss per diluted share from continuing operations because their inclusion would have been anti-dilutive. In periods where the Company reports GAAP loss from continuing operations but reports positive non-GAAP adjusted net income, the effects of potentially dilutive securities are included in the denominator for calculating adjusted net income per share.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including

Q4.2021	19

quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

One-Time Items

Adjusted EBITDA and adjusted net income are adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items, except for the Q4 2020 expenses incurred in connection with a secondary public offering of our common stock by our largest shareholder, for which we did not receive any proceeds.

Non-Cash Expenses That Are Excluded From LendingTree's Adjusted EBITDA and Adjusted Net Income

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within adjusted EBITDA and adjusted net income.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Amortization of intangibles are only excluded from adjusted EBITDA.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: uncertainty regarding the duration and scope of the coronavirus referred to as COVID-19 pandemic; actions governments and businesses take in response to the pandemic, including actions that could affect levels of advertising activity; the impact of the pandemic and actions taken in response to the pandemic on national and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network lenders, including dependence on certain key network lenders; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain

Q4.2021	20

consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree’s existing operations; accounting rules related to contingent consideration and excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; competition; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2020, in our Form 10-Q for the period ended September 30, 2021, and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Q4.2021	21